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Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-121461) pertaining to the registration of shares of common stock of Arbor Realty Trust, Inc. issued pursuant to the Arbor Realty Trust, Inc. 2003 Omnibus Stock Incentive Plan, as amended and restated, of our report dated October 23, 2003, accompanying the consolidated financial statements and schedule of the Structured Finance Business of Arbor Commercial Mortgage, LLC and Subsidiaries, included in this annual report (Form 10-K) for the year ended December 31, 2004.




/s/ GRANT THORNTON LLP

NewYork, New York
March 30, 2005